Exhibit 10.2

CHANGE IN CONTROL EMPLOYMENT AGREEMENT

THIS CHANGE IN CONTROL EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into, as of February 1, 2019, by and between Dime Community Bancshares, Inc., a Delaware corporation (the “Company”) and Mr. Roberto Volino (“Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) and has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below); and

WHEREAS, the Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide Executive with compensation and benefits arrangements upon a Change in Control that ensure that the compensation and benefits expectations of Executive will be satisfied and that are competitive with those of other corporations.

NOW, THEREFORE, in order to accomplish the foregoing objectives and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows.

1.            Certain Definitions.

(a)           “Affiliate” shall mean an entity controlled by, controlling or under common control with another entity.

(b)          “Change in Control” shall mean:

(i)           The occurrence of any event (other than an event satisfying the conditions of Section 1(b)(iii)(A)(I) and (II)) upon which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, or any successor thereto (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities issued by the Company representing 25% or more of the combined voting power of all of the Company's then outstanding securities, other than an acquisition by (A) a trustee or other fiduciary holding securities under an employee benefit plan maintained for the benefit of employees of the Company; (B) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (C) any group constituting a person in which employees of the Company are substantial members;

(ii)          the occurrence of any event upon which the individuals who, on the date of this Agreement, are members of the Board, together with individuals whose election by the Board or nomination for election by the Company’s stockholders was approved by the affirmative vote of at least two-thirds of  the members of the Board then in office who were either members of the Board on the date of this Agreement or whose nomination or election was previously so approved, cease for any reason to constitute a majority of the members of the Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company;

(iii)         (A) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation following which both of the following conditions are satisfied:

(I)          either (x) the members of the Board immediately prior to such merger or consolidation constitute at least a majority of the members of the governing body of the institution resulting from such merger or consolidation; or (y) the stockholders of the Company own securities of the institution resulting from such merger or consolidation representing 80% or more of the combined voting power of all such securities of the resulting institution then outstanding in substantially the same proportions as their ownership of voting securities of the Company immediately before such merger or consolidation; and

(II)         if the entity which results from such merger or consolidation is not the Company, such entity expressly agrees in writing to assume and perform the Company's obligations under the Plan; or

(B)         The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

(C)       Any event that would be described in section 1(b)(i), (ii) or (iii) if “The Dime Savings Bank of Williamsburgh, a New York state chartered savings bank (and any successor thereto)” or “Dime Community Bank (and any successor thereto)” were substituted for the “Company” therein.

(c)          “Change in Control Period” shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change in Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to Executive that the Change in Control Period shall not be so extended.

(d)          “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)          “Effective Date” shall mean the first date during the Change in Control Period on which a Change in Control occurs.  Notwithstanding anything in this Agreement to the contrary, if (i) Executive’s employment with the Company is terminated by the Company, (ii) the Date of Termination is prior to the date on which a Change in Control occurs, and (iii) it is reasonably demonstrated by Executive that such termination of employment (A) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement, the “Effective Date” means the date immediately prior to such Date of Termination.

2.            Employment Period.  The Company hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of such date (the “Employment Period”).  The Employment Period shall terminate upon Executive’s termination of employment for any reason.

3.            Terms of Employment.  (a)  Position and Duties.  (i) During the Employment Period, (A) Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all respects with the most significant of those held, exercised and assigned to Executive at any time during the 120‑day period immediately preceding the Effective Date and (B) Executive’s services shall be performed at the location where Executive was  employed immediately preceding the Effective Date or any office or location less than 25 miles from such location.

(ii)          During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period it shall not be a violation of this Agreement for Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.  It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive’s responsibilities to the Company.

(b)          Compensation.  (i)  Base Salary.  During the Employment Period, Executive shall receive an annual base salary (“Annual Base Salary”), that shall be paid at an annual rate, at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to Executive by the Company and its Affiliates in respect of the 12‑month period immediately preceding the month in which the Effective Date occurs.  The Annual Base Salary shall be paid at such intervals as the Company pays executive salaries generally.  During the Employment Period, the Annual Base Salary shall be periodically reviewed and increased in the same manner and proportion as the base salaries of other senior executives of the Company and Affiliates, but in no event shall such review and adjustment be more than 12 months after the last salary increase awarded to Executive prior to the Effective Date and thereafter at least annually.  Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement.  Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

(ii)          Annual Bonus.  In addition to Annual Base Salary, Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the greater of (A) Executive’s target annual bonus for the fiscal year in which the Effective Date occurs (or (x) if no target annual bonus has been set for such fiscal year, the target annual bonus for the immediately preceding fiscal year, or (y) if Executive has no such target annual bonus, an amount equal to at least 35% of Annual Base Salary) and (B) the average of the annual bonuses paid or payable to Executive in respect of the last three full fiscal years prior to the Effective Date (or, if Executive was first employed by the Company after the beginning of the earliest of such three fiscal years, the average of the bonuses paid or payable under such plan(s) in respect of the fiscal years ending before the Effective Date during which Executive was employed by the Company), in each case, with any bonus that was prorated for a partial fiscal year being annualized (the “Recent Bonus”).  Each such Annual Bonus shall be paid no later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded, unless Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Code.

(iii)         Incentive, Savings and Retirement Plans.  During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its Affiliates, but in no event shall such plans, practices, policies and programs provide Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its Affiliates for Executive under such plans, practices, policies and programs as in effect at any time during the 120‑day period immediately preceding the Effective Date or if more favorable to Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its Affiliates.

(iv)         Welfare and Insurance Benefit Plans.  During the Employment Period, Executive and/or Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare and insurance benefit plans, practices, policies and programs provided by the Company and its Affiliates (including medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) (“Company Welfare Benefit Plans”) to the extent applicable generally to other peer executives of the Company and its Affiliates, but  if the Company Welfare Benefit Plans provide Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for Executive at any time during the 120‑day period immediately preceding the Effective Date or, if more favorable to Executive, those provided generally at any time after the Effective Date (the “Former Company Welfare Benefit Plans”), the Company shall provide Executive with supplemental arrangements (such as individual insurance coverage purchased by the Company for Executive) such that the Company Welfare Benefit Plans together with such supplemental arrangements provide Executive with benefits that are at least as favorable, in the aggregate, as those provided by the Former Company Welfare Benefit Plans.

(v)          Expenses.  During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the most favorable policies, practices and procedures of the Company and its Affiliates in effect for Executive at any time during the 120‑day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates.

(vi)         Fringe Benefits.  During the Employment Period, Executive shall be entitled to fringe benefits and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its Affiliates in effect for Executive at any time during the 120‑day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates.

(vii)        Office and Support Staff.  During the Employment Period, Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to Executive by the Company and its Affiliates at any time during the 120‑day period immediately preceding the Effective Date or, if more favorable to Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its Affiliates.

(viii)       Vacation.  During the Employment Period, Executive shall be entitled to paid vacation, in each case in accordance with the most favorable plans, policies, programs and practices of the Company and its Affiliates as in effect for Executive at any time during the 365‑day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates.

4.          Termination of Employment.  (a)  Death or Disability.  The Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period.  If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice in accordance with Section 11(b) of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full‑time performance of Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the absence of Executive from Executive’s duties with the Company on a full‑time basis for 180 consecutive business days (or for 180 business days in any consecutive 365 days) as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative.

(b)          Cause.  The Company may terminate Executive’s employment during the Employment Period with or without Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)           the willful and continued failure of Executive to perform substantially Executive’s duties with the Company or one of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness or following Executive’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to Executive by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or Chief Executive Officer of the Company believes that Executive has not substantially performed Executive’s duties, or

(ii)          the willful engaging by Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company and its Affiliates.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent entity of the Company and is not publicly traded, the board of directors (or, for a non-corporate entity, equivalent governing body) of the ultimate parent of the Company (the “Applicable Board”) or upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company and its Affiliates or based upon the advice of counsel for the Company and its Affiliates shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company and its Affiliates.  The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding Executive if Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c)          Good Reason.  The Executive’s employment may be terminated during the Employment Period by Executive for Good Reason or by Executive voluntarily without Good Reason.  “Good Reason” means actions taken by the Company resulting in a material negative change in the employment relationship.  For these purposes, a “material negative change in the employment relationship” shall include:

(i)           the assignment to Executive of duties materially inconsistent with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a), or a material diminution in such position, authority, duties or responsibilities or a material diminution in the budget over which Executive retains authority;

(ii)          a material diminution in the authorities, duties or responsibilities of the person to whom Executive is required to report, including a requirement that Executive report to an officer or employee instead of reporting directly to the Applicable Board;

(iii)         a material reduction of (A) any element of the compensation and benefits required to be provided to Executive in accordance with any of the provisions of Section 3(b); (B) Executive’s aggregate annual cash compensation, that for this purpose shall include Base Salary and Annual Bonus; or (C) the benefits, in the aggregate, required to be provided to Executive in accordance with the provisions of this Agreement;

(iv)         the Company’s requiring Executive (A) to be based at any office or location other than as provided in Section 3(a)(i)(B) resulting in a material increase in Executive’s commute to and from Executive’s primary residence (for this purpose an increase in Executive’s commute by 25 miles or more shall be deemed material); or (B) to be based at a location other than the principal executive offices of the Company if Executive was employed at such location immediately preceding the Effective Date; or

(v)          any other action or inaction that constitutes a material breach by the Company of this Agreement, including any failure by the Company to comply with and satisfy Section 10(c).

In order to invoke a termination for Good Reason, Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (v) within 90 days following Executive’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition.  In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within two years following the initial existence of such condition or conditions in order for such termination as a result of such condition to constitute a termination for Good Reason.  The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) shall not affect Executive’s ability to terminate employment for Good Reason and Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect Executive’s estate’s entitlement to severance payments benefits provided hereunder upon a termination of employment for Good Reason.

(d)          Incapacity.  The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) of Section 4(c) shall not affect Executive’s ability to terminate employment for Good Reason and Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect the entitlement of the estate of Executive to severance payments or benefits provided hereunder upon a termination of employment for Good Reason.

(e)          Notice of Termination.  Any termination of employment by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b).  For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 30 days after the giving of such notice) (subject to the Company’s right to cure in the case of a resignation for Good Reason).  The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(f)           Date of Termination.  “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if Executive’s employment is terminated by the Company other than  for Cause or Disability, the date on which the Company notifies Executive of such termination, (iii) if Executive resigns without Good Reason, the date on which Executive notifies the Company of such termination and (iv) if Executive’s employment is terminated by reason of death or Disability, the date of death of Executive or the Disability Effective Date, as the case may be.

5.            Obligations of the Company upon Termination.  (a)  By Executive for Good Reason; By the Company Other Than for Cause, Death or Disability.  If, during the Employment Period, the Company shall terminate Executive’s employment other than for Cause, Death or Disability or Executive shall terminate employment for Good Reason:

(i)           subject to Section 11(l), the Company shall pay to Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

(A)         the sum of (1) Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) Executive’s business expenses that are reimbursable pursuant to Section 3(b)(v) but have not been reimbursed by the Company as of the Date of Termination; (3) Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such bonus has been determined but not paid as of the Date of Termination; (4) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in subclauses (1), (2), (3) and (4), the “Accrued Obligations”); and (5) an amount equal to the product of (x) the Recent Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the “Pro Rata Bonus”); provided, that notwithstanding the foregoing, if Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary or the Annual Bonus described in clauses (1) or (3) above, then for all purposes of this Section 5 (including Sections 5(b) through 5(d)), such deferral election, and the terms of the applicable arrangement shall apply to the same portion of the amount described in such clause (1) or clause (3), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below); and

(B)         the amount equal to the product of (1) three and (2) the sum of (x) Executive’s Annual Base Salary and (y) the Recent Bonus;

(C)        an amount equal to Company and its Affiliates contributions under the tax-qualified defined contribution plan and any excess or supplemental defined contribution plans sponsored by the Company or its Affiliates, in which Executive participates as of immediately prior to the Date of Termination (or, if more favorable to Executive, the plans as in effect immediately prior to the Effective Date) (collectively, the “Savings Plans”) that Executive would receive if Executive’s employment continued for the three-year period following the Date of Termination (the “Benefits Period”), assuming for this purpose that (A) Executive is fully vested in the right to receive employer contributions under such plans; (B) Executive’s compensation during each year of the Benefits Period is equal to the Annual Base Salary and the Recent Bonus, and such amounts are paid in equal installments ratably over each year of the Benefits Period; (C) Executive received an Annual Bonus with respect to the year in which the Date of Termination occurs equal to the Pro Rata Bonus, only if a contribution in respect of the compensation described in this clause (C) has not already been credited to Executive under the Savings Plans; (D) the amount of any such employer contributions is equal to the maximum amount that could be provided under the terms of the applicable Savings Plans for the year in which the Date of Termination occurs (or, if more favorable to Executive, or in the event that as of the Date of Termination the amount of any such contributions for such year is not determinable, the amount of contribution that could be provided under the Savings Plans for the plan year ending immediately prior to the Effective Date) for a participant whose compensation is as provided in clauses (B) and (C) above; and (E) to the extent that the employer contributions are determined based on the contributions or deferrals of Executive, disregarding Executive’s actual contributions or deferral elections as of the Date of Termination and assuming that Executive had elected to participate in the Savings Plans and to defer that percentage of Annual Base Salary and/or Annual Bonus under the Savings Plans that would result in the maximum possible employer contribution

(D)        an amount equal to the product of (A) the sum of (x) 150% of the monthly premiums for coverage under the Company’s or and its Affiliates health care plans for purposes of continuation coverage under Section 4980B of the Code with respect to the maximum level of coverage in effect for Executive and his or her spouse and dependents as of immediately prior to the Date of Termination, and (y) 150% of the monthly premium for coverage (based on the rate paid by the Company and its Affiliates for active employees) under the life insurance plans of the Company and its Affiliates, in each case, based on the plans and at the levels of participation in which Executive participates as of immediately prior to the Date of Termination (or, if more favorable to Executive, the plans as in effect immediately prior to the Effective Date), and (B) the number of months in the Benefits Period;

(ii)          the Company shall, at its sole expense as incurred, provide Executive with outplacement services the scope and provider of which shall be selected by the Company prior to the Effective Date; provided, further, that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the Date of Termination; and

(iii)         except as otherwise set forth in the last sentence of Section 6, to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or that Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliates (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms of the underlying plans or agreements.  Without limiting the generality of the foregoing, Executive shall be entitled to all rights and benefits set forth in the plans and agreements governing Executive’s outstanding equity awards.

(b)          Death.   If Executive’s employment is terminated by reason of Executive’s death during the Employment Period, the Company shall provide Executive’s estate or beneficiaries with the Accrued Obligations and the Pro Rata Bonus and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement.  The Accrued Obligations (subject to the proviso set forth in Section 5(a)(i)(A) to the extent applicable) and the Pro Rata Bonus shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.  With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(b) shall include and Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and its Affiliates to the estates and beneficiaries of peer executives of the Company and such Affiliates under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to Executive’s estate and/or Executive’s beneficiaries, as in effect on the date of Executive’s death with respect to other peer executives of the Company and its Affiliates and their beneficiaries.

(c)          Disability.   If Executive’s employment is terminated by reason of Executive’s Disability during the Employment Period, the Company shall provide Executive with the Accrued Obligations and Pro Rata Bonus and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Agreement.  The Accrued Obligations (subject to the proviso set forth in Section 5(a)(i)(A) to the extent applicable) and the Pro Rata Bonus shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination.  With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(c) shall include, and Executive shall be entitled after the Disability Effective Date to receive, without limitation, disability and other benefits (either pursuant to a plan, program, practice or policy or an individual arrangement) at least equal to the most favorable of those generally provided by the Company and its Affiliates to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to Executive and/or Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its Affiliates and their families.

(d)           Cause; Other than for Good Reason.   If Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide Executive with Executive’s Annual Base Salary (subject to the proviso set forth in Section 5(a)(i)(A) to the extent applicable) through the Date of Termination, and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement.  If Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company shall provide to Executive the Accrued Obligations and the Pro Rata Bonus and the timely payment or delivery of the Other Benefits and shall have no other severance obligations under this Agreement.  In such case, all the Accrued Obligations (subject to the proviso set forth in Section 5(a)(i)(A) to the extent applicable) and the Pro Rata Bonus shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination.

6.            Non‑exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliates and for which Executive may qualify, nor, subject to Section 11(h), shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with the Company or its Affiliates.  Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.  Without limiting the generality of the foregoing, Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect Executive’s ability to terminate employment by reason of Executive’s “retirement” under any compensation and benefits plans, programs or arrangements of the Company or its Affiliates, including any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Company or any of its Affiliates, including any retirement or pension plan or arrangement of the Company or any of its Affiliates or substitute plans adopted by the Company or its successors, and any  termination that otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan.  Notwithstanding the foregoing, if Executive receives payments and benefits pursuant to Section 5(a) of this Agreement, Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and its Affiliates, unless otherwise specifically provided therein in a specific reference to this Agreement.

7.            Full Settlement; Legal Fees.  (a)  Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set‑off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive or others.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

(b)          Legal Fees.  The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from Executive), at any time from the Effective Date through Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date) to the full extent permitted by law, all legal fees and expenses that Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof whether such contest is between the Company and Executive or between either of them and any third party, and (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) determined as of the date such legal fees and expenses were incurred.

8.            Treatment of Certain Payments.

(a)         Anything in the Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to the Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below).  The Agreement Payments shall be so reduced only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced.  If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced, Executive shall receive all Agreement Payments to which Executive is entitled hereunder.

(b)         If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under this Section 8 shall be binding upon the Company and Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the date of Termination of Employment.  For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Agreement (and no other Payments) shall be reduced.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order:  (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (ii) equity-based payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), (iv) equity-based payments that may be valued under 24(c) and (v) other types of benefits.  With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Accounting Firm’s determination.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c)         To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Executive (including Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A‑2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A‑9 and Q&A‑40 to Q&A‑44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A‑2(a) of the final regulations under Section 280G of the Code in accordance with Q&A‑5(a) of the final regulations under Section 280G of the Code.

(d)         The following terms shall have the following meanings for purposes of this Section 8:

(i)           “Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder and is reasonably acceptable to Executive, which firm shall not, without Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.

(ii)          “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to Executive in the relevant tax year(s).

(iii)         “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

(iv)         “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to the Agreement or otherwise.

(v)          “Safe Harbor Amount” shall mean 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(e)           The provisions of this Section 8 shall survive the expiration of the Agreement.

9.            Confidential Information.  The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliates, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any of its Affiliates and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement).  After termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by it.  In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement, but the Company otherwise shall be entitled to all other remedies that may be available to it at law or equity.

10.          Successors.  (a)  This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  Except as provided in Section 10(c), without the prior written consent of Executive, this Agreement shall not be assignable by the Company.

(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11.          Miscellaneous.

(a)           Governing Law and Dispute Resolution.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.  The parties irrevocably submit to the jurisdiction of any state or federal court sitting in or for the United States District Court for the Eastern District of New York or any New York State court sitting in Kings County, New York with respect to any dispute arising out of or relating to this Agreement, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding.  Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  THE PARTIES HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTER CLAIM BROUGHT OR ASSERTED BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

(b)          Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Mr. Roberto Volino
(REDACTED)
(REDACTED)

If to the Company:

300 Cadman Plaza West, 8th Floor
Brooklyn, New York 11201
Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)          Invalidity.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

(d)          Survivorship.  Upon the expiration or other termination of this Agreement or Executive’s employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

(e)           Section Headings; Construction. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof.  For purposes of this Agreement, the term “including” shall mean “including, without limitation.”

(f)           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(g)          Amendments; Waiver.  No provision of this Agreement shall be modified or amended except by an instrument in writing duly executed by the parties hereto.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, including the right of Executive to terminate employment for Good Reason pursuant to Section 4(c)(i)‑(v), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)          At-Will Employment.  The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company, the employment of Executive by the Company is “at will” and, subject to Section 1(e) of this Agreement, prior to the Effective Date, Executive’s employment may be terminated by either Executive or the Company at any time prior to the Effective Date, in which case Executive shall have no further rights under this Agreement.  From and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other employment agreement between the parties.  For the avoidance of doubt, prior to the Effective Date, any other employment agreement between the parties shall continue to govern the relationship between the parties.

(i)          Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto in respect of the terms and conditions of Executive’s employment with the Company and its Affiliates, including his severance entitlements, and, as of the Effective Date, supersedes and cancels in their entirety all prior understandings, agreements and commitments, whether written or oral, relating to the terms and conditions of employment between Executive, on the one hand, and the Company or its Affiliates, on the other hand.  For the avoidance of doubt, this Agreement does not limit the terms of any benefit plans (including equity award agreements) of the Company or its Affiliates that are applicable Executive, except to the extent that the terms of this Agreement are more favorable to Executive.  From and after the Effective Date, the obligations of Executive under Section 9 shall be the exclusive restrictive covenant to which Executive is bound and any other restrictive covenants, including noncompetition and nonsolicitation restrictions, set forth in any agreement between Executive and the Company or its Affiliates, including any equity award agreement, shall be void and of no force and effect.

(j)           Tax Withholding.  The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(k)          Section 409A.

(i)           General.  It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code.  Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on Executive pursuant to Section 409A of the Code.  In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year shall be paid in the later taxable year.

(ii)          Reimbursements and In-Kind Benefits.  Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iii)         Delay of Payments.  Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company and its Affiliates as in effect on the Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Executive under this Agreement during the six-month period immediately following Executive’s separation from service on account of Executive’s separation from service shall instead be paid, with Interest (based on the rate in effect for the month in which the Executive’s separation from service occurs), on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on Executive under Section 409A of the Code.  If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of Executive’s death.

(l)           Indemnification.  The Company shall indemnify Executive and hold him harmless to the fullest extent permitted by law and under the charter and bylaws of the Company (including the advancement of expenses) against, and with respect to, any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney fees), losses and damages resulting from Executive’s good faith performance of his duties and obligations with the Company and its Affiliates.

(m)         Federal Deposit Insurance Act.  Notwithstanding any provision of this Agreement to the contrary, payments and benefits to Executive hereunder shall be paid or provided, to the extent applicable, in compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and any regulations promulgated thereunder.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

DIME COMMUNITY BANCSHARES, INC.

By:	/s/ Kenneth J. Mahon
Name:Kenneth J. Mahon
Title:President and Chief Executive Officer

Roberto Volino:

/s/ Roberto Volino

[Signature Page]